Exhibit 10.14

Stellus Private Credit BDC

4400 Post Oak Parkway, Suite 2200

Houston, Texas 77027

Re:  Investment Advisory Agreement between Stellus Private Credit BDC and Stellus  Private BDC Advisor, LLC

This waiver letter agreement (this “Waiver Letter”) to the Investment Advisory Agreement, dated as of January 7, 2022 (the “Agreement”), by and between Stellus Private Credit BDC, a Delaware statutory trust (the “Fund”), and Stellus Private BDC Advisor, LLC, a Delaware limited liability company (the “Advisor”), is made this 7th day of January, 2022.

Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Agreement.

The Advisor agrees to waive its right to receive the Base Management Fee in its entirety prior to the first fiscal quarter immediately following the two-year anniversary of the initial closing of capital commitments by the Fund.  For periods thereafter ending on or prior to the date of the quotation or listing of the Fund’s common shares of beneficial interest on a national securities exchange (the “Exchange Listing”), the Adviser hereby agrees to waive the Base Management Fee, calculated in accordance with the Agreement, in excess of 1.00%.

In addition, the Advisor (i) agrees that all of the 15% figures referenced in the Agreement with respect to the Income Incentive Fee and Capital Gains Incentive Fee will be decreased to 10% (and the other provisions thereof adjusted accordingly) until such time as the Fund’s common shares of beneficial interest or other equity securities are listed for trading on a national securities exchange and (ii) agrees to waive any Income Incentive Fee and Capital Gains Incentive Fee it would otherwise be entitled to under the Agreement absent the existence of this Waiver Letter.

Except as expressly amended hereby, the Agreement remains in full force and effect.

No waiver of any provision of this Waiver Letter, nor consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by a duly authorized officer of the party to be charged with the waiver or consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

This Waiver Letter may only be modified or terminated prior with the approval of the Fund’s Board of Trustees.

This Waiver Letter and the Agreement contain the entire agreement of the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof and thereof.  This Waiver Letter shall be construed in accordance with the laws of the State of Delaware.

This Waiver Letter may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

[Remainder of Page Intentionally Blank]

Very truly yours,

STELLUS PRIVATE CREDIT BDC

By:
Name:	W. Todd Huskinson
Title:	Authorized Signatory

ACKNOWLEDGED AND AGREED:

STELLUS PRIVATE BDC ADVISOR, LLC

By:
Name:	Robert T. Ladd
Title:	Authorized Signatory

[Signature Page to Waiver Letter – Investment Advisory Agreement]